EXHIBIT 21

SUBSIDIARIES OF DELTA APPAREL, INC.

Listed below are the subsidiaries of Delta Apparel, Inc.:

(1)	M. J. Soffe, LLC, a North Carolina limited liability company.

(2)	Junkfood Clothing Company, a Georgia corporation.

(3)	To The Game, LLC, a Georgia limited liability company.

(4)	Art Gun, LLC, a Georgia limited liability company.

(5)	TCX, LLC, a North Carolina limited liability company.

(6)	Delta Apparel Honduras, S.A., a Honduran sociedad anónima.

(7)	Delta Campeche, S.A. de C.V., a Mexican sociedad anónima de capital variable.

(8)	Delta Cortes, S.A., a Honduran sociedad anónima.

(9)	Campeche Sportswear, S de RL de CV, a Mexican sociedad de responsabilidad de capital variable.

(10)	Textiles La Paz, LLC, a North Carolina limited liability company.

(11)    Ceiba Textiles, S de RL, a Honduran sociedad de responsabilidad limitada.

(12)     Atled Holding Company Honduras, S de RL, a Honduran sociedad de responsabilidad limitada.

(13)    LaPaz Honduras, S de RL, a Honduran sociedad de responsabilidad limitada.